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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Coinstar, Inc. on
Form S-1 of our report dated February 14, 1997 (May    , 1997, as to Notes 1, 2
and 9), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the headings "Selected Financial Data" and "Experts" in such Prospectus.

Seattle, Washington
May   , 1997

    The above consent is in the form which will be signed by Deloitte & Touche LLP upon the establishment the share price or range for Coinstar, Inc.'s Common Stock assuming that, from February 14, 1997 to the date of such determination, no other events have occurred that would affect our consent thereto.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
May 9, 1997